UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 18, 2009

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1600, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 18, 2009 (the “Grant Date”), NewStar Financial, Inc. (the “Company”) completed an option exchange program with its senior management, including the Company’s principal executive officer, principal financial officer and named executive officers. In exchange for a grant of stock options priced at fair market value on March 18, 2009, each executive agreed to surrender to the Company for cancellation the option award granted to him on December 13, 2006 and to abide by the terms of a Lock-Up Agreement described below. The option exchange ratios vary among the members of senior management, as the Company negotiated individually with each executive.

The Compensation Committee believes that the option exchange program will create appropriate retention incentives for senior management and improve the alignment of management’s interests with those of the Company’s shareholders over the long-term. Furthermore, the structure of the option exchange required senior management to surrender certain outstanding options, which reduces both the total expense and dilutive impact associated with the issuance of the new option awards, and provides a future tax benefit to the Company.

The Company’s Compensation Committee undertook the option exchange program after a determination that the outstanding equity awards held by senior management no longer provided adequate long-term incentives. This determination was based on the fact that (1) recent restricted stock vesting events substantially reduced the amount of outstanding equity awards tied to long-term performance for senior management, and (2) the Company has primarily relied on option awards as the source of compensation to align senior management and stockholders’ interests, and a significant decline in the Company’s stock price has resulted in the exercise prices of a substantial amount of these options to be considerably higher than the Company’s current stock price, negating their desired impact.

On the Grant Date the Company’s Compensation Committee granted seven-year options pursuant to its Amended and Restated 2006 Incentive Plan to members of the Company’s senior management, including those individuals set forth in the table below. The options granted vest in three equal installments on each of the first three anniversaries of the Grant Date and have an exercise price of $2.76, which is equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the Grant Date. Each new award was conditioned upon the grantee surrendering to the Company for cancellation the option award granted by the Company to the grantee on December 13, 2006. In addition, each grantee was required to enter into a Lock-Up Agreement with the Company whereby 50% of the net proceeds from any exercise or partial exercise of the option received as part of this option exchange program is held by the Company until the one-year anniversary of the time when the executive ceases to be employed by the Company. During that time, such portion of proceeds is subject to forfeiture if the senior executive violates the restrictive covenants in his employment agreement with the Company. A copy of the Lock-Up Agreement is filed with this Current Report on Form 8-K as Exhibit 10.1.

Executive	Title	Surrendered Option (1)	New Option
Timothy J. Conway	President and Chief Executive Officer	763,980	850,000

Peter Schmidt-Fellner	Chief Investment Officer	536,126	625,000

John K. Bray	Chief Financial Officer	67,015	400,000

David R. Dobies	Head, Middle Market Corporate	107,225	150,000

Robert T. Clemmens	Chief Credit Officer	93,822	150,000

(1)	All Options listed in the “Surrendered Option” column were granted to the Executive on December 13, 2006 and had an exercise price of $17.00 per share of the Company’s common stock. The Surrendered Options were 80% vested upon surrender and had a remaining life of 7.5 years.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

10.1	Lock Up Agreement, dated as of March 18, 2009, by and among NewStar Financial, Inc., and the Management Stockholders named therein. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL INC.

Date: March 20, 2009	By:	/s/ JOHN K. BRAY
John K. Bray
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Lock Up Agreement, dated as of March 18, 2009, by and among NewStar Financial, Inc., and the Management Stockholders named therein. Filed herewith.